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                                                                    EXHIBIT 99.2

NEWS RELEASE

For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(504) 872-2100                                                    (504) 872-2100
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FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 25, 2001



                         GULF ISLAND FABRICATION, INC.
                            ANNOUNCES NEW CHAIRMAN


     Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) announces that Mr. Kerry Chauvin, President and C.E.O. was unanimously elected to the additional post of Chairman by the Board of Directors.

     Mr. Alden J. "Doc" Laborde, Chairman since 1986 and co-founder of the Company, will remain an active member of the Board and has been elected to the post of Chairman of the Executive Committee.

     Mr. Laborde said, "I regret that because of my age, I find it appropriate to give up the position of Chairman of the Board. I am very proud to have served in that capacity and to have been involved with such a wonderful group of employees over a number of years. Gulf Island is a great company with a very promising future, and I hope to continue to participate in the affairs to the extent that my health permits.

     I congratulate Kerry Chauvin on his outstanding accomplishments since the founding of the Company in 1985, and applaud the Board's recognition of his ability and qualities of leadership by electing him to the additional post of Chairman of the Board."

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales.